Exhibit 99.1

12526 High Bluff Drive, Suite 155
San Diego, CA  92130

February 29, 2012

To VelaTel Shareholders

Dear Shareholders:

VelaTel is today announcing several events that secure the 2012 budget needs for our current projects.  We have secured approximately $7.7 million of cash funding commitments under promissory notes from investors.  Our U.S. based independent contractors (former employees) have agreed to accept up to 100% of their remaining 2012 compensation in the form of our stock, saving us approximately $4.3 million in cash over the course of the year.  This allows us to devote more of the working capital we have raised towards launching and expanding our networks.

Ten days ago we started the process to increase the authorized shares of our public stock from one billion to two billion.  The process will be complete in approximately three weeks, when we file a Certificate of Amendment to our Articles of Incorporation.  We will use those shares, in combination with our cash financing commitments, to expand our networks and grow our subscriber base and revenue in accordance with our pro formas previously disclosed.  We need to spend money on infrastructure in order to obtain those increased revenues.  Fortunately, we are able to leverage a lot of equipment and services for relatively little money in down payment deposits, thanks to our favorable financing relationship with ZTE and our membership in the Global TD-LTE Initiative.

Summarized below and on the accompanying graphics timeline are the major milestones we expect to achieve during 2012.  The approximate target dates and sequence of those milestones (our lawyers insist that I include a standard safe harbor disclaimer at the end of this letter, as these estimates are “forward looking”) are as follows:

February	●	China’s Ministry of Industry and Information Technology grants approval of VN Tech’s hydrogen fuel cells for use in telecommunications base stations.

March	●	Close the Croatia/Montenegro acquisition.

	●	Finalize ZTE contracts for all equipment and services for Croatia and Montenegro as well as for Serbia.

	●	Finalize ZTE’s requirements for financing equipment for the Sino Crossings fiber project and place the equipment order.

	●	Finalize the wholly foreign owned enterprise (WFOE) that will act as the operating company for the New Generation Special Network (NGSN) transaction.

	●	Finalize the service agreement between our existing WFOE and Aerostrong for the China Aerospace (CASC) transaction.

	●	China Mobile and China Telecom approve VN Tech to conduct trial test sites in Heilongjiang/Harbin (China Mobile), Guangzhou and Beijing (China Telecom).

	●	File the 2011 10-K annual report.

VelaTel Shareholders
February 29, 2012

April	●	Close the Serbia acquisition.

	●	When NGSN and CASC obtain spectrum licenses, VelaTel places the equipment orders with ZTE for both projects.

May	●	Equipment arrives for Croatia, Montenegro and Serbia and installation begins.

●
File the 2012 Q1 10-Q quarterly report, which will include revenue from subscriber ramp up in Peru, as well as legacy revenue from the consolidation of Croatia’s existing operations (pro-rated as of the closing date of our acquisition).

June	●	Continue installing equipment for Croatia, Montenegro and Serbia.

	●	Equipment arrives for Sino Crossings, begin installation.

July	●	Complete installation for Croatia, Montenegro and Serbia and begin optimization and testing.

	●	Continue installation of Sino Crossings fiber equipment.

	●	Equipment arrives for NGSN and CASC projects and installation begins.

	●	Assuming successful trial tests, China Mobile and China Telecom place orders with VN Tech for hydrogen fuel cells.

August	●	Complete optimization and testing of Croatia, Montenegro and Serbia network, open stores and launch marketing campaign.

	●	Complete installation of Sino Crossings fiber equipment, begin optimization and testing.

	●	Continue installation of NGSN and CASC equipment.

	●	Manufacture of hydrogen fuel cells to fill China Mobile and China Telecom orders.

●
File the 2012 Q2 10-Q quarterly report, which will include revenue for continued ramp up of Peru operations, plus a full quarter of legacy revenue from consolidation of Croatia operations, and most or all of a full quarter for Serbia operations.

VelaTel Shareholders
February 29, 2012

September	●	Launch Croatia, Montenegro and Serbia networks.

	●	Complete optimization and testing of Sino Crossings fiber equipment.

	●	Complete installation of NGSN and CASC equipment and begin optimization and testing.

	●	Continue manufacture of hydrogen fuel cells to fill China Mobile and China Telecom orders.

October	●	Launch Sino Crossings fiber network.

	●	Complete optimization and testing of NGSN and CASC network.

	●	Deliver hydrogen fuel cells to fill China Mobile and China Telecom orders.

November	●	Launch NGSN and CASC networks.

	●	File 2012 Q3 10-Q quarterly report, which will include any revenue realized prior to end of Q3 (September 30) for new networks launched by then.

December	●	Operate seven networks, Peru, Croatia, Montenegro, Serbia, Sino Crossings, NGSN and CASC.

Although we are confident we can deliver these projects within existing budgets and resources, we also expect to raise additional funds through a recapitalization of the company’s equity structure.  Our primary focus during 2012 will be on expanding our networks by adding infrastructure and growing subscriber base in all markets.  By meeting our targets, the enterprise value of the company, as reflected by the stock price, will take care of itself.

Sincerely, VelaTel Global Communications, Inc. /s/ George Alvarez George Alvarez Chief Executive Officer

Safe Harbor Statement

This letter contains forward-looking statements that involve risks and uncertainties.  Actual results, events and performances could vary materially from those contemplated by these forward-looking statements.  These statements involve known and unknown risks and uncertainties, which may cause the Company's actual results, expressed or implied, to differ materially from expected results.  You should independently investigate and fully understand all risks before making an investment decision.

VELATEL
GLOBAL COMMUNICATIONS

VELATEL PROJECTS CRITICAL PATH TIMELINE *

Item	Project	Task	January	February	March	April	May	June	July	August	September	October	November	December
1	Croatia / Montenegro Serbia	Close Acquisition (Croatia/Montenegro)												
2		Finalize ZTE Services Contract												
3		Close Acquisition (Serbia)												
4		Install Equipment												
5		Optimization & Testing												
6		Network Launch												
7	Sino Crossings	Order Equipment												
8		Install Equipment												
9		Optimization & Testing												
10		Network Launch												
11	NGSN / CASC	Finalize NSGN WFOE												
12		Finalize CASC Service Contract												
13		NGSN/CASC Obtain Spectrum												
14		Order Equipment												
15		Install Equipment												
16		Optimization & Testing												
17		Network Launch												
18	VN Tech	MIIT Approval												
19		Trial Testing by China Mobile and China Telecom												
20		Purchase Order												
21		Manufacture Equipment												
22		Deliver Equipment												
23	Financials	2011 Annual Report												
24		2012 Q1 Report												
25		2012 Q2 Report												
26		2012 Q3 Report												
27		2012 Q4 (Reported Mar. 2013)												

* Peru project launched in 2011, no further milestones displayed.